Exhibit 99.1

Tallgrass Energy Partners Announces Completion of the Trailblazer Acquisition

and an Increased Distribution for the First Quarter of 2014

Overland Park, Kansas—(BUSINESS WIRE)—April 1, 2014—Tallgrass Energy Partners, LP (NYSE: TEP) (“TEP” or the “Partnership”) today announced that it has closed on the acquisition of Trailblazer Pipeline Company LLC (“Trailblazer”) from a wholly owned subsidiary of Tallgrass Development, LP for total consideration valued at approximately $164 million. In addition, the Partnership declared a quarterly cash distribution to unitholders of $0.3250 per common unit for the first quarter of 2014, or $1.30 on an annualized basis. This represents an amount that is 13% over the minimum quarterly distribution of $0.2875 and a 3.2% sequential increase from the fourth quarter 2013 distribution of $0.3150. “We are pleased to announce the completion of our first dropdown transaction at TEP and the third consecutive increase in our quarterly distribution. We expect the acquisition of Trailblazer to be immediately accretive to our unitholders, and as a result of this acquisition, we plan to recommend to our Board of Directors an increase in our annualized distribution of at least $0.20 beginning with the second quarter of 2014,” said Tallgrass’ President and CEO, David G. Dehaemers Jr.

Acquisition of Trailblazer

The purchase price for Trailblazer was comprised of $150 million in cash and the issuance of 385,140 common units to Tallgrass Development, LP. Based on the Partnership’s March 31, 2014 closing price, the common units equate to approximately $14 million. The purchase price represents a multiple in the range of approximately 8.2 to 9.6 times Trailblazer’s estimated 2014 Adjusted EBITDA.

Trailblazer is an approximately 436-mile pipeline system that begins along the border of Wyoming and Colorado and extends to Beatrice, Nebraska with a maximum capacity of 862 MMcf/day, the substantial majority of which is subscribed under firm transportation contracts with a weighted average remaining life of approximately 3.6 years. Trailblazer recently completed construction of the Redtail lateral on the west-end of the system which added 40 MMcf/day of firm transportation from a major producer in the region for a period of 10 years. In addition, Trailblazer recently reached a settlement agreement in its tariff rate case, has received certification of the settlement from the presiding administrative law judge, and is awaiting final approval of the settlement from the Federal Energy Regulatory Commission.

Distribution for the First Quarter of 2014

The Partnership will pay a distribution of $0.3250 per common unit for the first quarter of 2014 on Wednesday, May 14, 2014 to unitholders of record as of the close of business on Wednesday, April 30, 2014.

About Tallgrass Energy Partners, LP

Tallgrass Energy Partners, LP (NYSE: TEP) is a publicly traded, growth-oriented limited partnership formed to own, operate, acquire and develop midstream energy assets in North America. We currently provide natural gas transportation and storage services for customers in the Rocky Mountain and Midwest regions of the United States through our Tallgrass Interstate Gas Transmission system and provide processing services for customers in Wyoming through our Casper and Douglas natural gas processing and West Frenchie Draw natural gas treating facilities. We believe we are well-positioned to capture growing natural gas volumes produced in the Denver-Julesburg Basin and the Niobrara and Mississippi Lime shale formations.

Forward-Looking Statements

Disclosures in this press release contain “forward-looking statements.” All statements, other than statements of historical facts, included in this press release that address activities, events or developments that management expects, believes or anticipates will or may occur in the future are forward-looking statements. Without limiting the generality of the foregoing, forward-looking statements contained in this press release specifically include the accretion expected to be realized by the Partnership as a result of the Trailblazer acquisition, the plan to recommend an increase in the annualized distribution of the Partnership, and the expectations of plans, strategies, objectives and growth and anticipated financial and operational performance of the Partnership and its subsidiaries. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Partnership, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements, and other important factors that could cause actual results to differ materially from those projected, including those set forth in reports filed by TEP with the Securities and Exchange Commission. Any forward-looking statement applies only as of the date on which such statement is made and the Partnership does not intend to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law.

To learn more, please visit our website at www.tallgrassenergy.com.

Contact Information

Investor Relations

Nate Lien

(913) 928-6012

investor.relations@tallgrassenergylp.com